SUN RIVER ENERGY, INC. ANNOUNCES CONTRACT TO REDUCE DEBT BY $2 MILLION

Dallas, TX -- (PRNewswire-FirstCall) – July 13, 2012 -- Sun River Energy, Inc. (OTC:BB:SNRV).  On July 13, 2012, Sun River Energy, Inc. (the “Company” or “Sun River”) announces it has signed a Purchase and Sale Agreement with Katy Resources ETX, LLC (“Katy”) to sell approximately 650 gross acres of its shallow rights in the Neal Heirs Gas Unit in Panola County, Texas in exchange for the reduction of its debt to Katy by $2,000,000.  The deal is anticipated to close no later than August 31, 2012 and is subject to Katy conducting customary due diligence of the assets.

Donal R. Schmidt, Jr., the Company's CEO and President, said:

“This transaction will allow us to reduce our debt significantly while retaining our interest in the Neal Heirs #1 Well and its production and retaining the rights to the Travis Peak and Cotton Valley formations in the acreage being sold to Katy.  We were fortunate to have multiple parties interested in this acreage.  We continue to work with Strata Resources, Inc. on evaluating shallow oil opportunities on our Colfax County, New Mexico acreage.  This transaction also fits into our overall efforts to reduce costs and further cut overhead.  After the sale, Sun River will still have approximately 3,900 net acres in East Texas.”

About Sun River Energy, Inc.:

Sun River Energy, Inc. is a Dallas-based, oil and gas exploration and production company.  For further information on the Company, please visit our website www.snrv.com.

Media Contact:
Gilbert Steedley
1-800-669-6511

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